Registration No. 33-


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                 _______________

                                     Form S-8

                              REGISTRATION STATEMENT

                                      Under

                            THE SECURITIES ACT OF 1933
                                 _______________

                             Tupperware Corporation
                (Exact name of Issuer as specified in its charter)

                 Delaware                                36-4062333
      (State or other jurisdiction of                      (I.R.S.
      incorporation or organization)            Employer Identification No.)

               P.O. Box 2353
             Orlando, Florida                               32802
    (Address of principal executive offices)             (Zip code)

                   TUPPERWARE CORPORATION DIRECTOR STOCK PLAN
                             (Full title of the plan)

                              THOMAS M. ROEHLK, Esq.
                      Senior Vice President, General Counsel
                                  and Secretary
                              Tupperware Corporation
                         14901 South Orange Blossom Trail
                             Orlando, Florida 32837
                     (Name and address of agent for service)
                                 (407) 826-5050
          (Telephone number, including area code, of agent for service)
                                 _______________

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

    [bottom of first page]

                         CALCULATION OF REGISTRATION FEE

                                     Proposed    Proposed
    Title of                         maximum     maximum
    securities       Amount          offering    aggregate      Amount of
    to be            to be           price per   offering       registration
    registered       registered      share       price          fee
    Common Stock,
    par value $.01
    per share(1)...  300,000 (2)     $44.375 (3) $13,312,500    $4,591

    (1) This Registration Statement also pertains to Rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant (the "Rights"). Until the occurrence of certain prescribed events the Rights are not exercisable, are evidenced by the certificates for shares of the Common Stock and will be transferred along with and only with such certificates. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held subject to adjustment pursuant to anti-dilution provisions.

    (2) Shares available for future options or stock appreciation rights, plus such additional number of shares as may be issuable by reason of the anti-dilution provisions of the Tupperware Corporation Director Stock Plan (the "Plan").

    (3) Estimated solely for purposes of calculating the Registration Fee and computed pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices in the "when issued" market for the Registrant's Common Stock on the New York Stock Exchange on May 24, 1996.







                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         Item 3.   Incorporation of Documents by Reference.

                   The following documents which have heretofore been filed by Tupperware Corporation (the "Registrant") (File No. 1-11657 with the Securities and Exchange Commission (the "Commission")) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

                        The Registration Statement on Form 10 filed by
                   the Registrant with the Commission pursuant to
                   Section 12(b) of the 1934 Act on March 4, 1996, as amended on April 16, 1996, April 26, 1996, May 1, 1996 and May 21, 1996 (the "Form 10"), which Form 10 contains a description of the Common Stock and the Rights of the Registrant.

                   All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Item 4.   Description of Securities.

                   Not applicable.

         Item 5.   Interests of Named Experts and Counsel.

                   The validity of the Common Stock which may be issued pursuant to the Plan has been passed upon by Thomas M. Roehlk, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Roehlk has been granted options to acquire 15,000 shares, of Common Stock of the Registrant.

         Item 6.   Indemnification of Directors and Officers.

                   Section 145 of the Delaware General Corporation Law (the "Delaware Law") permits indemnification of the directors, officers, employees and agents of the Registrant involved in a civil or criminal action, suit or proceeding, including, under










         certain circumstances, suits by or in the right of the Registrant, for any expenses, including attorney's fees, and (except in the case of suits by or in the right of the Registrant), any liabilities which they may have incurred in consequences of such action, suit or proceeding under condi-tions stated in said Section.

                   Article X ("Article X") of the Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") shall limit the personal liability of the Registrant's directors to the Registrant or it stockholders for monetary damages for breach of fiduciary duty. In addition,
         Section 6.7 ("Section 6.7") of the Registrant's Amended and Restated By-laws (the "By-laws") defines and clarifies the rights of certain individuals, including the Registrant's directors and officers, to indemnification by the Registrant against personal liability or expenses incurred by them as a result of certain litigation against them.

                   Set forth below is a description of Article X and
         Section 6.7. Such descriptions are intended as summaries only and are qualified in their entirety by reference to the Certificate of Incorporation and the By-laws; respectively, included as Exhibits 4.1 and 4.2 to this Registration
         Statement.

                   Article X protects the directors against personal liability for breaches of the duty of care. Such Article absolves directors of liability for negligence in the per-formance of their duties, including gross negligence.
         Directors remain liable for breaches of the duty of loyalty to the Registrant and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addi-tion, Article X does not absolve directors of liability for unlawful dividends or stock repurchases or redemptions. Also, there may be certain liabilities, such as those under the Federal securities laws or other state or federal laws, which a court may hold are unaffected by Article X.

                   Although Article X provides directors with protection against personal liability for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article X would have no effect on the availability of equitable remedies such as an injunction to prevent a proposed action or rescission of a contract based upon a director's breach of the duty of care. Although both directors and officers of the Registrant are covered by indem-nification provisions under Section 6.7 (see below), Article X









         limits liability only with respect to a person acting in the capacity of a director.

                   Section 6.7 provides that each person who was or is made a party to, or is involved in any action, suit or proceed-ing by reason of the fact that he or she is or was a director, officer or employee of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans maintained or sponsored by the Registrant) will be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware Law, as currently in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Section 6.7 provides that the rights conferred therein are contract rights and include the right to be paid by the Registrant for the expenses incurred in defending any such proceedings, in advance of their final disposition, except that, if the Delaware Law so requires, such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indem-nified as authorized by the Delaware Law. Section 6.7 provides that the Registrant may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

                   Section 6.7 provides that persons indemnified there-under may bring suit against the Registrant to recover unpaid amounts claimed thereunder, and that if such suit is success-ful, the expense of bringing such a suit will be reimbursed by the Registrant. Section 6.7 further provides that while it is a defense to such a suit that the person claiming indemnifica-tion has not met the applicable standards of conduct making indemnification permissible under the Delaware Law, the burden of proving the defense will be on the Registrant and neither the failure of the Registrant's Board to have made a deter-mination that indemnification is proper, nor an actual determi-nation that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presump-tion that the claimant has not met the applicable standard of conduct.











                   Section 6.7 provides that the rights to indemnifica-tion and the payment of expenses incurred in defending a pro-ceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation or the By-laws, or otherwise. Section 6.7 also provides that the Registrant may maintain insurance, at its expense, to protect itself and any of its directors, offic-ers, employees or agents against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.



         Item 8.   Exhibits.

         Exhibit
           No.                    Description

            4.1 Form of Tupperware Corporation Director Stock Plan (filed as Exhibit 10.2 to Registrant's Form 10, File No. 1-11657, dated March 4, 1996, as amended
                   April 16, 1996, April 26, 1996, May 1, 1996 and
                   May 21, 1996 (the "Form 10")).*

            4.2    Form of Stock Option Agreement

            4.3    Form of Amended and Restated Certificate of
                   Incorporation of Tupperware Corporation (filed as
                   Exhibit 3.1 to Registrant's Form 10).*

            4.4 Form of Amended and Restated By-laws of Tupperware Corporation (filed as Exhibit 3.2 to Registrant's Form 10).*

            4.5 Form of Rights Agreement, by and between the Registrant and the rights agent named therein (filed as Exhibit 4 to Registrant's Form 10).*

            5      Opinion and consent of Thomas M. Roehlk, Esq.

           23      Consent of Independent Accountants

           24      Powers of Attorney

         _____________________
         *    Incorporated herein by reference.










         Item 9.   Undertakings.
         (A)  The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i)  To include any prospectus required by
                   Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any mate-rial change to such information in this Registration Statement;

              provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                   (2) That, for the purpose of determining any lia-bility under the Securities Act, each such post-effective amendment shall be deemed to be a new registration state-ment relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
         Section 13(a) or 15(d) of the Exchange Act (and, where applicable,










         each filing of an employee benefits plan's annual report pur-suant to Section 15(d) of the Exchange Act) that is incorpo-rated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the secu-rities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control-ling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudica-tion of such issue.

                                    SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly autho-rized, in the City of Deerfield, State of Illinois, on May 31, 1996.

                                       TUPPERWARE CORPORATION



                                       By:/s/    Warren L. Batts*
                                          Name:  Warren L. Batts
                                          Title:  Chairman of the Board
                                                  of Directors and
                                                  Chief Executive Officer












         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the fol-lowing persons in the capacities and on the date indicated.

                   Signature                        Position


         /s/    Warren L. Batts*       Chairman of the Board
                Warren L. Batts        of Directors,
                                       Chief Executive Officer and
                                       Director

         /s/    E.V. Goings*           President, Chief Operating
                E.V. Goings            Officer and Director



         /s/   Dr. Lloyd C. Elam*      Director
               Dr. Lloyd C. Elam



         /s/    Clifford J. Grum*      Director
                Clifford J. Grum



         /s/   Joseph E. Luecke*       Director
               Joseph E. Luecke



         /s/   Thomas M. Roehlk        Director
               Thomas M. Roehlk



         /s/  Paul B. Van Sickle*      Senior Vice President, Finance
              Paul B. Van Sickle       and Operations (Principal
                                       Financial Accounting Officer)

         *By: /s/  Thomas M. Roehlk
                   THOMAS M. ROEHLK
                   Attorney-in-fact


         May 31, 1996












                                  Exhibit Index


         Exhibit No.              Description                      Page

            4.1          Form of Tupperware Corporation
                         Director Stock Plan (filed as
                         Exhibit 10.2 to Registrant's
                         Form 10, File No. 1-11657, dated
                         March 4, 1996, as amended
                         April 16, 1996, April 26, 1996,
                         May 1, 1996 and May 21, 1996
                         (the "Form 10")).*

            4.2          Form of Stock Option Agreement

            4.3          Form of Amended and Restated
                         Certificate of Incorporation of
                         Tupperware Corporation (filed as
                         Exhibit 3.1 to Registrant's Form 10).*

            4.4          Form of Amended and Restated By-laws
                         of Tupperware Corporation (filed as
                         Exhibit 3.2 to Registrant's Form 10).*

            4.5 Form of Rights Agreement, by and between the Registrant and the rights agent named therein (filed as Exhibit 4 to Registrant's Form 10).*

            5            Opinion and consent of
                         Thomas M. Roehlk, Esq.

           23            Consent of Independent Accountants

           24            Powers of Attorney










         _____________________
         *    Incorporated herein by reference.



                                       -10-